PRINCIPAL FUNDS. INC.
SUB-ADVISORY AGREEMENT AMENDMENT\
FINISTERRE CAPITAL, LLP


This AMENDMENT to the Sub-Advisory Agreement between Principal
Management Corporation (the "Manager") and FINISTERRE
CAPITAL, LLP (the "Sub-Adviser"), executed as  of May, 6  2013
(the "Sub-Advisory Agreement") with respect to Global Multi-Strategy Fund, is effective as of July 1, 2015.

1.	This Amendment hereby replaces Section 11(f) of the Sub-
Advisory Agreement in its entirety with the following:

Sub-Advisor's Representations:

The Sub-Advisor acknowledges Manager's representation that the Global Multi-Strategy Fund series does not rely on the exclusion from the definition of "commodity pool operator" under Section 4.5 of the General Regulations under the Commodity Exchange Act (the CEA).

The Sub-Advisor represents that it is a commodity trading advisor duly registered with the Commodity Futures Trading Commission and is a member in good standing of the National Futures Association (the NFA) or is relying on an exemption from registration as a commodity trading advisor.
As applicable, the Sub-Advisor shall maintain such registration and membership in good standing or continue to qualify for an exemption from registration as a commodity trading advisor during the term of this Agreement. Further, the Sub-Advisor agrees to notify the Manager within a commercially reasonable time upon (i) a statutory disqualification of the Sub- Advisor under the CEA, (ii) a suspension, revocation or limitation of the Sub-Advisor's commodity trading advisor registration or NFA membership, or (iii) the institution of an action or proceeding that could lead to a statutory disqualification under the CEA.

2. 	Managers Representations:

The Manager hereby certifies that it is a commodity pool operator duly registered with the Commodity Futures Trading
Commission and is a member in good standing of the National Futures Association (the NFA) or is relying on an exemption from registration as a commodity pool operator.
As applicable, the Manager shall maintain such registration and membership in good standing or continue to qualify for an exemption from registration as a commodity pool operator during the term of this Agreement. Further, the Manager agrees to notify the Sub- Advisor within a commercially reasonable time upon (i) a statutory disqualification of the Manager under the CEA, (ii) a suspension, revocation or limitation of the Sub-Advisor's commodity trading advisor registration or NFA membership, or
(iii) the institution of an action or proceeding that could lead to a statutory disqualification under the CEA.

The Manager also represents that the Global Multi-Strategy
Fund is a "qualified eligible person (as such term is defined in CFTC Reg. ? 4.7(a)) and consents to Finisterre treating its account as an exempt account.



PURSUANT TO AN EXEMPTION FROM THE COMMODITY
FUTURES TRADING COMMISSION  IN CONNECTION WITH
ACCOUNTS OF QUALIFIED ELIGIBLE PERSONS, THIS BROCHURE
OR ACCOUNT DOCUMENT IS NOT REQUIRED TO BE, AND HAS
NOT BEEN, FILED WITH THE COMMISSION. THE  COMMODITY
FUTURES  TRADING COMMISSION  DOES NOT  PASS  UPON
THE MERITS OF PARTICIPATING IN A TRADING PROGRAM OR
UPON THE ADEQUACY OR ACCURACY OF COMMODITY
TRADING ADVISOR DISCLOSURE. CONSEQUENTLY, THE
COMMODITY FUTURES TRADING COMMISSION HAS NOT
REVIEWED OR APPROVED THIS TRADING PROGRAM OR THIS
BROCHURE OR ACCOUNT DOCUMENT.

The Agreement otherwise remains in full force and effect. In the event of a conflict between this Amendment and the Sub-Advisory
Agreement or any earlier amendment, the terms of this Amendment shall prevail.


PRINCIPAL MANAGEMENT
CORPORATION

BLACKROCK FINANCIAL
MANAGEMENT


INC



By:  /s/ Michael J. Beer

By:  /s/ Frode Foss-Skiftesvik



PRINT NAME:  Michael J. Beer

PRINT NAME:  Frode Foss-
Skiftesvik



TITLE:  President & CEO

TITLE:  CEO



DATE:  07/01/2015

DATE:  29/06/15